Exhibit 10.30

September 17, 2015

Ms. Emily C. Smith

Via Email: emilysmith4@gmail.com

Re: Offer of Employment with ERI

Dear Ms. Smith,

We are pleased to offer you the full-time position with Energy Recovery, Inc. (“ERI”) as Senior Director of Corporate Development, reporting to Joel Gay, Chief Executive Officer, based out of the San Leandro office. Your technical skills and work experience will provide a valuable addition to our team.

Start Date and Salary. We would like your employment with ERI to begin on September 30, 2015. You will receive a bi-weekly salary of

$6, 923.08 (annualized $180,000.00), less deductions authorized or required by law, which will be paid bi-weekly in accordance with the Company’s standard payroll procedures.

Annual Incentive Plan. You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) in 2015, under which you will be eligible to receive up to forty percent (40%) of your base salary for achieving performance goals. Energy Recovery will guarantee your 2015 bonus of $72,000 which is payable in March of 2016.

Sign-on Stock Option Grant. As part of this offer and subject to the approval of the Company's Board of Directors or its Compensation Committee, you may be granted an option to purchase fifty thousand (50,000) shares of ERI Common Stock under the standard terms of the Company's Amended and Restated 2008 Equity Incentive Plan. (This stock option grant has a fair market value of roughly $100,000). The option will vest over four (4) years with twenty-five percent (25%) of the shares vesting on the first anniversary of the vesting commencement date, which will be the first day of your employment. After the first anniversary of the vesting commencement date, one thirty-sixth (1/36th) of the remaining shares will vest each month thereafter.

Sign-on Bonus. This offer includes a one-time sign-on bonus of $10,000.00, subject to all mandated state and federal withholdings, to be paid to you on your first paycheck after you commence your employment with ERI.

1717 Doolittle Drive San Leandro California 94577 United States	T +1 510.483.7370 F +1 510.483.7371 info@energyrecovery.com energyrecovery.com

Long Term Incentive Plan. Subject to the approval and discretion of the Company's Board of Directors or its Compensation Committee, each year you may be granted an option to purchase shares of the Company's Common Stock under the Company's 2008 Equity Incentive Plan with a fair market value targeted at $50,000 based on stock option valuation. The exercise price per share will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the day the Committee approves your grant, subject to the terms and conditions of the 2008 Equity Incentive Plan or such other Plan the Board and shareholders may approve.

Change in Control Plan. Under this offer, you will also be named a Participant in the Company’s Change in Control Plan (“CCP”), as amended. Per our plan all of your options would vest immediately in the event there is a change of control as that term is defined in the CCP.

Benefits. As a full-time employee, you will be eligible to receive employee benefits that include 17 days of paid-time-off that accrues each pay period; medical, dental and vision insurance for you and your dependents; as well as long-term disability and life insurance. Your eligibility to participate in these programs will begin the first of the month following your date of hire. Please note that the benefits program may change from time to time at the Company’s discretion.

Relocation Expenses. ERI will pay for reasonable and customary relocation expenses for you and your family for your move to California. If you choose to resign from ERI for any reason within the first twelve (12) months of your employment, you agree to return to ERI a pro-rata share of this relocation payment. The pro-rata share to be returned shall be based on the number of months remaining in the twelve month period at the time of resignation, divided by 12. Further, you authorize ERI to collect the monies owed as a deduction on your final pay check. Your move to the San Francisco Bay Area must be completed no later than December 31, 2015.

Employment Status. Although your status may change, your employment with the Company remains “at-will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, compensation, benefits, as well as the Company’s personnel policies and procedures may change in the future, the “at-will” nature of your employment may not be changed.

1717 Doolittle Drive San Leandro California 94577 United States	T +1 510.483.7370 F +1 510.483.7371 info@energyrecovery.com energyrecovery.com

Please note that this offer is conditional upon your ability to present employment eligibility and properly complete the Form I-9 by the third work day after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you.

Background & Reference Checks. It is ERI policy to conduct background, drug, and professional reference checks prior to employment. This offer is contingent upon positive results of both the basic background check (Background Authorization Form attached) and professional reference checks. This offer is also contingent upon your successfully passing a pre-employment drug test in accordance with ERI’s Drug-Free Workplace Policy.

Please accept this offer of employment as of the start date set forth above by signing your name and setting forth the agreed start date below. Then return this letter to me by email or fax by September 21, 2015. If your acceptance is not received by this date, we shall assume that you have declined the offer and it shall be null and void. Please call me if you have any questions regarding the information outlined herein.

Very truly yours, /s/ Andrew B. Stroud, Jr. Andrew B. Stroud, Jr. VP of Human Resources Signed Acceptance: /s/ Emily Smith Start Date: September 30, 2015
1717 Doolittle Drive San Leandro California 94577 United States	T +1 510.483.7370 F +1 510.483.7371 info@energyrecovery.com energyrecovery.com